UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GOLDEN GRAIN ENERGY, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1822 43rd Street SW
Mason City, IA 50401

NOTICE OF 2014 ANNUAL MEETING OF MEMBERS
To be Held Monday, February 24, 2014
To our members:

The 2014 annual meeting of members (the "2014 Annual Meeting") of Golden Grain Energy, LLC (the "Company") will be held on Monday, February 24, 2014, at the Knights of Columbus, 551 S. Taft Avenue, Mason City, Iowa, 50401. Registration for the meeting and lunch will begin at 12:00 p.m. The 2014 Annual Meeting will follow the lunch, and will commence at approximately 1:00 p.m. The Board of Directors (the "Board") encourages you to attend the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 MEMBER MEETING TO BE HELD ON MONDAY, FEBRUARY 24, 2014:

◦
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting;

◦	The proxy statement, proxy card and annual report to members are available at http://www.goldengrainenergy.com; and

◦
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling our office at (641) 423-8525 or toll free at (888) 443-2676 or by written request at Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401, by e-mail at info@ggecorn.com, or on our website at http://www.goldengrainenergy.com on or before February 14, 2014, to facilitate timely delivery.

The purposes of the meeting are to: (1) Elect two directors to the Board; (2) Conduct an advisory vote on our executive compensation called "Say-on-Pay"; and (3) Transact such other business as may properly come before the 2014 Annual Meeting or any adjournments thereof.

Only members listed on the Company's records at the close of business on January 3, 2014 are entitled to notice of the 2014 Annual Meeting and to vote at the 2014 Annual Meeting and any adjournments thereof. For your proxy card to be valid, it must be RECEIVED by the Company no later than 5:00 p.m. on Friday, February 21, 2014.

All members are cordially invited to attend the 2014 Annual Meeting in person. However, to assure the presence of a quorum, the Board requests that you promptly sign, date and return a proxy card, whether or not you plan to attend the meeting. Proxy cards are available on the Company's website at http://www.goldengrainenergy.com and may be printed by the members. No personal information is required to print a proxy card. We will be sending you a proxy card approximately 10 days from the date of this letter. If you wish to revoke your proxy at the meeting and execute a new proxy card, you may do so by giving written notice to our CEO Walt Wendland or our CFO Christy Marchand, prior to the commencement of the meeting. You may fax your completed proxy card to the Company at (641) 421-8457 or mail it to the Company at 1822 43rd Street SW, Mason City, Iowa 50401. If you need directions to the meeting, please contact the Company using the information listed above.

By order of the Board of Directors,

/s/ Dave Sovereign
Chairman of the Board

Mason City, Iowa
January 3, 2014

Golden Grain Energy, LLC
1822 43rd Street SW
Mason City, Iowa 50401

Proxy Statement
2014 Annual Meeting of Members
Monday, February 24, 2014

This proxy solicitation is being made by the Company. The proxy statement and proxy card were prepared by the board of directors (the "Board") of Golden Grain Energy, LLC (the "Company") for use at the 2014 annual meeting of members of the Company to be held on Monday, February 24, 2014 (the "2014 Annual Meeting"), and at any adjournment thereof. The 2014 Annual Meeting will be held at the Knights of Columbus, 551 S. Taft Avenue, Mason City, Iowa, 50401. Registration for the meeting and lunch will begin at 12:00 p.m. The 2014 Annual Meeting will follow the lunch, and will commence at approximately 1:00 p.m. Distribution of this proxy statement and the proxy card is scheduled to begin on or about January 3, 2014. This solicitation is being made according to the SEC's Internet availability of proxy materials rules, however the Company may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:    Why did I receive this proxy statement?

A:
The Board is soliciting your proxy to vote at the 2014 Annual Meeting because you were a member of the Company at the close of business on January 3, 2014, the record date, and are entitled to vote at the meeting.

Q:	What am I voting on?

A:
You are voting on the election of two directors. The nominees are Marion Cagley and Jerry Calease. You are also providing an advisory vote on the Company's executive compensation called a "Say-on-Pay" vote.

Q:	How many votes do I have?

A:
Members are entitled to one vote for each Class A or Class B membership unit that they hold. Members who have the right to appoint a director to the Board are not entitled to vote in the general election of directors.

Q:     What is the Say-on-Pay Vote?

A:
The Say-on-Pay vote is an advisory vote by the Company's members whereby the member can either endorse or not endorse the Company's system of compensating its executive officers. While the Say-on-Pay vote is not binding on the Board, the Board intends to take the vote into consideration in making future compensation awards to the Company's executive officers. The Company may also use the Say-on-Pay vote to engage members in a dialogue regarding the Company's system of compensating its executive officers.

Q:	What is the voting requirement to elect the directors and what is the effect of an abstention or withhold vote?

A:
In the election of directors, the two nominees receiving the greatest number of votes will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the director election, because directors are elected by plurality vote, abstentions and withheld votes will not be counted either for or against any nominee. Abstentions and withheld votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:     What is the voting requirement for the Say-on-Pay vote and what is the effect of an abstention?

A:
The advisory vote on executive compensation called the Say-on-Pay vote will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked ABSTAIN with respect to the proposal will not be voted and will not count FOR or AGAINST the proposal. Abstentions with respect to this proposal are counted for purposes of establishing a quorum.

Q:	How many membership units are outstanding?

A:	On January 3, 2014, the record date, there were 18,963,000 outstanding Class A membership units and 920,000 outstanding Class B membership units for a total of 19,883,000 units outstanding.

Q:	What constitutes a quorum?

A:
The presence of members holding 30% of the total outstanding Class A and B membership units, or 5,964,900 membership units, regardless of class, constitutes a quorum. If you submit a properly executed proxy, then your units will be counted as part of the quorum.

Q:	How do I vote?

A:	Membership units can be voted only if the holder of record is present at the 2014 Annual Meeting, either in person or by proxy. You may vote using either of the following methods:

•
Proxy. You may cast your votes by executing a proxy card for the 2014 Annual Meeting and submitting it to the Company prior to the 2014 Annual Meeting. Completed proxy cards must be RECEIVED by the Company by 5:00 p.m. on Friday, February 21, 2014 in order to be valid. The Company urges you to specify your choices by marking the appropriate boxes on your proxy card for the 2014 Annual Meeting. After you have marked your choices, please sign and date the proxy card and return it to the Company, either by mail at 1822 43rd Street SW, Mason City, Iowa 50401, or fax it to the Company at (641) 421-8457. If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR the incumbents Marion Cagley and Jerry Calease and FOR Proposal Two — Say-on-Pay.

•	In person at the 2014 Annual Meeting. All members may vote in person at the 2014 Annual Meeting.

Q:	Do I have dissenters' rights, appraisal rights or similar rights?

A:	Pursuant to Section 6.8 of the Operating Agreement, members have no dissenters' rights, appraisal rights or any similar rights.

Q:    What can I do if I change my mind after I vote my units?

A:    You may revoke your proxy by:

•	Voting in person at the 2014 Annual Meeting;

•
Giving written notice of the revocation to the Company's CEO, Walter Wendland, at the Company's offices at 1822 43rd Street SW, Mason City, Iowa 50401 which is RECEIVED prior to 5:00 p.m. on Friday, February 21, 2014; or

•	Giving written notice of the revocation to the Company's CEO, Walter Wendland or the Company's CFO, Christy Marchand, at the commencement of the 2014 Annual Meeting.

Q:    What happens if I mark too few or too many boxes on the proxy card?

A:
If you do not mark any choices on the proxy card, then the proxies will vote your units FOR the incumbent directors Marion Cagley and Jerry Calease and FOR Proposal Two — Say-on-Pay. You may wish to vote for only one of the director nominees. In this case, your vote will only be counted for the director candidate you have selected. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a candidate or FOR and AGAINST Proposal Two — Say-on-Pay, your votes will not be counted with respect to the director candidate or proposal for which you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2014 Annual Meeting.

Q:	Who can attend the 2014 Annual Meeting?

A:	All members of the Company as of the close of business on the record date may attend the 2014 Annual Meeting.

Q:	What is the record date for the 2014 Annual Meeting?

A:	The record date for the 2014 Annual Meeting is January 3, 2014.

Q:	Who will count the vote?

A:	The Company's Chief Financial Officer, Christy Marchand and Human Resources Manager, Whitney Wilson, will act as inspectors of the election and will count the vote.

Q:	How do I nominate a candidate for election as a director for the 2015 annual meeting?

A:
Two director positions will stand for election at the 2015 annual meeting. Nominations for director positions are made by a nominating committee appointed by the Board. In addition, a member may nominate a candidate for director by following the procedures explained in Section 5.2(c) of the Operating Agreement. Section 5.2(c) of the Operating Agreement requires that written notice of a member's intent to nominate an individual for director must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days prior to the one year anniversary of the date when the Company's proxy statement was released in connection with the previous year's annual meeting. Director nominations submitted pursuant to the provisions of the Operating Agreement must be submitted to the Company by September 5, 2014.

Q:	What is a member proposal?

A:
A member proposal is your recommendation or requirement that the Company and/or the Board take action, which you intend to present at a meeting of the Company's members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is included in the Company's proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:	When are member proposals due for the 2015 annual meeting?

A:
In order to be considered for inclusion in next year's proxy statement, member proposals must be submitted in writing to the Company by September 5, 2014. The Company suggests that member proposals for the 2015 annual meeting of the members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2015 annual meeting of members without including such proposal in the Company's proxy statement must provide the Company notice of such proposal no later than November 19, 2014. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2015 annual meeting by November 19, 2014, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion, provided the Company has included in its proxy statement an explanation of its intention with respect to voting on the proposal.

Q:	Who is paying for this proxy solicitation?

A:
The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such materials and reports to such beneficial owners.

PROPOSALS TO BE VOTED UPON

ELECTION OF DIRECTORS

Currently, seven elected and three appointed directors comprise the Board. Effective December 31, 2012, two appointed directors, Ed Hatten and Steve Retterath, resigned from the Board in connection with the repurchase by the Company of the units owned beneficially by Steve Retterath. The elected directors are currently divided into three classes. Two directors are to be elected by the members at the 2014 Annual Meeting and the terms of the remaining elected directors expire in either 2015 or 2016. Below is a chart showing when each elected director's term expires.

Annual Meeting	Directors Who Stand For Election
2014	Marion Cagley
Jerry Calease
2015	Jim Boeding
Duane Lynch
2016	Stan Laures
Roger Shaffer
Dave Sovereign

At the 2011 annual meeting, Marion Cagley and Jerry Calease were re-elected to serve three-year terms until the 2014 Annual Meeting. At the 2012 annual meeting, Jim Boeding and Duane Lynch were re-elected to serve three-year terms until the 2015 annual meeting. At the 2013 annual meeting, Dave Sovereign, Roger Shaffer and Stan Laures were re-elected to serve three-year terms until the 2016 annual meeting.

The Board has recommended as nominees for election at the 2014 Annual Meeting Marion Cagley and Jerry Calease. Mr. Cagley has served on the Board since the Company’s inception and Mr. Calease was elected to the Board at the Company’s annual meeting on September 17, 2003. Each of the nominees was recommended by members of the Company to the nomination committee.

The following table contains certain information with respect to the nominees for election to the Board at the 2014 Annual Meeting:

Name and Principal Occupation	Age	Year First Became a Director	Term Expires
Marion Cagley, Retired Farmer	79	2003	2014
Jerry Calease, Farmer	61	2002	2014

Biographical Information for Nominees

Marion Cagley, Incumbent Director and Nominee - Age 79

Mr. Cagley has served on the Board since the Company's inception, except for a short period of time until he was appointed by the Board to fill a vacancy. Mr. Cagley's term expires in 2014. Mr. Cagley serves on our public relations committee and served on the nominating committee for the 2012 annual meeting. Mr. Cagley is a retired seed sales representative with Pioneer Hybrid seeds. For more than 45 years, Mr. Cagley was and still is involved in his family farming operation in the Ionia, Iowa area. Mr. Cagley was selected as a nominee based on his agriculture experience as well as his prior involvement with the ethanol industry and the Company. Mr. Cagley has consented to serving on the Board if he is elected.

Jerry Calease, Incumbent Director and Nominee - Age 61

Mr. Calease was elected as a director at our annual members meeting on September 17, 2003. Mr. Calease's term expires in 2014. Mr. Calease serves on our public relations committee, director compensation committee and served on the nominating committee for the 2012 annual meeting. Mr. Calease has been involved in a corn and soybean farming operation in Bremer County, Iowa called J + K Calease Farms for the majority of his career. Mr. Calease has been a certified crop adviser and a Douglas township trustee for multiple years. Mr. Calease also sits on the board of directors of Butler-Bremer Mutual Telephone Company, a private company and Bremer Mutual Insurance Association, a private company. Mr. Calease was selected as a nominee based on his agriculture experience as well as his prior involvement with the ethanol industry and the Company. Mr. Calease has consented to serving on the Board if he is elected.

Required Vote and Board Recommendation

In the election of directors, the two nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. Members who are entitled to appoint a director pursuant to the Operating Agreement cannot vote in the director election. In the director election, because directors are elected by plurality vote, abstentions and withheld votes will not be counted either for or against any nominee. Abstentions and withheld votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum. If you mark contradicting choices on your proxy card such as both for and withhold for a nominee, your votes will not be counted with respect to the director candidate for whom you marked contradicting choices.

THE BOARD HAS DETERMINED THAT EACH NOMINEE IS QUALIFIED TO SERVE AS A DIRECTOR. YOU MAY VOTE FOR ONLY TWO NOMINEES. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES FOR DIRECTOR, THE PROXIES WILL VOTE FOR THE INCUMBENT DIRECTORS MARION CAGLEY AND JERRY CALEASE. THE BOARD RECOMMENDS A VOTE FOR THE INCUMBENT DIRECTORS MARION CAGLEY AND JERRY CALEASE.

Biographical Information for Non-nominee Directors

Jim Boeding, Director - Age 66

Mr. Boeding has served on the Board since the Company's inception. Mr. Boeding's term expires in 2015. Mr. Boeding is also a member of our executive committee and audit committee. Mr. Boeding has operated a farm near Decorah, Iowa called Quiet Creek Farm for the majority of his career. Mr. Boeding previously held the office of treasurer for the Company until a Chief Financial Officer was appointed.

Stanley Laures, Director - Age 74

Mr. Laures has served on the Board since the Company's inception. Mr. Laures's term expires in 2016. Mr. Laures is also a member of our audit committee and executive committee as the Company's Secretary. During our first two years, he served as our project coordinator with responsibility for all of the Company's organizational issues. For the past several decades, he has been active in a family farming operation near New Hampton called Laures Farms, Inc.  Further, Mr. Laures spent approximately 35 years in the banking industry. Mr. Laures also serves as a director for Laures Farms, Inc., a closely held family farm corporation.

Duane Lynch, Director - Age 73

Mr. Lynch has served on the Board since the Company's inception. Mr. Lynch's term expires in 2015. Mr. Lynch serves on our risk management committee and our director compensation committee. Mr. Lynch has owned and operated a grain farm consisting primarily of corn and soybeans called Lynch Farms for over the past 50 years. Mr. Lynch was previously associated with Dekalb and Latham as a seed salesman.

Roger Shaffer, Director - Age 54

Mr. Shaffer has served on the Board since his appointment in March 2012 to fill a vacant seat. Mr. Shaffer's term expires in 2016. Mr. Shaffer has owned the certified public accounting firm, Shaffer Company, PC in Sumner, Iowa for approximately 25 years. Prior to his ownership of that company, he worked for other CPA firms. Mr. Shaffer also operates a grain farming operation. Mr. Shaffer is currently serving as the president of the Sumner Fredericksburg Board of Education and is the treasurer for the Iowa Association of School Boards as well as a member of the audit committee. He has also previously served on the Waterloo Chapter of Iowa Society of CPA's and various other community organizations.

Dave Sovereign, Director and Chairman - Age 57

Mr. Sovereign has served on the Board since the Company's inception. Mr. Sovereign's term expires in 2016. Mr. Sovereign serves as the Chairman of the Board. Mr. Sovereign will continue to serve as Chairman at the pleasure of the Board. Mr. Sovereign is also a member of our executive committee, audit committee, risk management committee, public relations committee, and executive compensation committee. For the past five years, Mr. Sovereign has been an active partner in a family farming operation near Cresco, Iowa, and as a partner in Paris Foods, Inc., a livestock production facility. He is also a member of Sovereign Building L.C., which owns and leases four hog confinement buildings. Mr. Sovereign is also a board member of the American Coalition for Ethanol. Mr. Sovereign previously held the offices of vice chairman and vice president of the Company.

Mr. Sovereign also serves as the chairman of Paris Foods, Inc, a private company, the Chairman of Sovereign Trucking, Inc., a private company, as a director of Sovereign Building L.C., a private company, as a director of DRSG Partnership, a private company, as the chairman of GDB LLC, a private company, as chairman of Prairie's Edge Renewables LLC, a private company, as a director for Cresco Fuels Inc, a private company and as a director for Absolute Energy, LLC, a private company, representing the Company's investment interest.

Leslie M. Hansen, Appointed Director - Age 60

Ms. Hansen was appointed to the Board by Sizzle X, Inc. on February 12, 2007, pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board. Ms. Hansen serves on our audit committee and executive compensation committee. For over 25 years, Ms. Hansen has served as chief financial officer of Precision of New Hampton, Inc., and as vice-president and chief financial officer of Hotflush, Inc. for nearly 10 years. Ms. Hansen is also the president of Sizzle X, Inc.

Ms. Hansen will serve indefinitely as a director on the Board at the pleasure of Sizzle X, Inc., so long as Sizzle X, Inc. continues to own one million or more of our Class A units. Ms. Hansen also serves on the board of directors of Precision of New Hampton, Inc., a private company, Hotflush, Inc., a private company and as a director of Homeland Energy Solutions, LLC, a publicly reporting company, representing the Company's investment interest.

Dave Reinhart, Appointed Director - Age 64

Mr. Reinhart was appointed to the Board by Fagen, Inc. on January 23, 2012 pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board. Mr. Reinhart serves on our risk management committee. For over 35 years, Mr. Reinhart has operated family-owned supermarkets in Iowa. Mr. Reinhart will service indefinitely as a director on the Board at the pleasure of Fagen, Inc. for so long as Fagen, Inc. continues to own one million or more of our Class A units. Mr. Reinhart also serves as a board member for Amaizing Energy, LLC, Big River Resources, LLC, Corn, LP, and Platinum Ethanol, all privately held companies.

Steve Sukup, Vice-Chairman and Appointed Director - Age 57

Mr. Sukup was appointed to the Board on April 18, 2005 by Fagen Engineering, LLC. On August 21, 2006, Fagen Engineering, LLC transferred its units to Ron Fagen. On September 25, 2006, Ron Fagen reappointed Mr. Sukup to the Board pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board. Mr. Sukup serves on our executive committee, audit committee and executive compensation committee. For nearly the past 35 years, Mr. Sukup has been a co-owner of Sukup Manufacturing Company, a family-owned agricultural business and his own farming operation. Mr. Sukup is also the vice-president and chief financial officer of Sukup Manufacturing. Mr. Sukup sits on the board of directors of Golden Rule Insurance, a private company, and Sukup Manufacturing Company, a private company.

The Board elected Mr. Sukup as the Company's vice chairman. Mr. Sukup is anticipated to hold the office of vice chairman until the earlier of his resignation or removal from office. Mr. Sukup will serve indefinitely as a director on the Board at the pleasure of Ron Fagen for so long as he continues to own one million or more of our Class A units.

Biographical Information Regarding Officers and Key Employees

Walter Wendland, President and Chief Executive Officer - Age 58

 In June 2002 the board elected Mr. Walter Wendland as President and Chairman and on April 23, 2004, the Board elected and engaged Mr. Wendland as President and Chief Executive Officer. On the same date, Mr. Wendland resigned from the Board as chairman and director. In addition to his duties as President and CEO, he has owned and managed farmland for over the past 20 years.

Mr. Wendland is anticipated to hold the office of President and Chief Executive Officer until the earlier of his resignation, death, disqualification or removal from office by the Board.  Mr. Wendland previously held the offices of chairman, vice chairman, and vice president of the Company. Mr. Wendland also serves as a director of Renewable Products Marketing Group (RPMG), a private company, director and member of the risk management committee of Guardian Energy, a private company, serves on the advisory committee of Ethanol Risk Management SPC and chairman of the Casualty Risk Control committee, (a captive insurance company that provides the Company's property, casualty, and workman's compensation insurance policies). Mr. Wendland is also involved in several industry organizations. Mr. Wendland presently serves as past president and director for the Iowa Renewable

Fuels Association and serves on the executive committee and is the Treasurer and a director of the National Renewable Fuels Association.

Christine A. Marchand, Chief Financial Officer - Age 36

In November 2005, the Board appointed Christine Marchand to serve as interim Chief Financial Officer of the Company until she was appointed permanent Chief Financial Officer in February 2006. Prior to her employment with the Company, Ms. Marchand was the controller at Kiefer Built, LLC and was an accountant for a public accounting company. Ms. Marchand holds an inactive certified public accountant certificate. Ms. Marchand sits on the board of directors of Homeland Energy Solutions, LLC, a publicly reporting company. Ms. Marchand is anticipated to hold the office of Chief Financial Officer until the earlier of her resignation, death, disqualification or removal from office by the Board.

Chad E.  Kuhlers, Chief Operating Officer - Age 42

In August 2004, the Company hired Chad Kuhlers as plant manager. Mr. Kuhlers was appointed Chief Operating Officer by the Board on July 19, 2010. Prior to his employment with the Company, Mr. Kuhlers was the operations manager for Koch Hydrocarbon's Medford, Oklahoma facility. Mr. Kuhlers also served as the maintenance manager, process control engineer, reliability engineer and project engineer within the Koch Hydrocarbon organization. He has an electrical engineering degree from Iowa State University and an MBA from Phillips University in Enid, Oklahoma. Mr. Kuhlers also serves as a director for Homeland Energy Solutions, LLC, a publicly reporting company. Mr. Kuhlers is anticipated to continue as our Chief Operating Officer until the earlier of his resignation, death, disqualification or removal by the Board.

Curt Strong, Commodity Manager - Age 51

Mr. Strong started as our commodity manager in October 2011. Prior to his employment with the Company, Mr. Strong was the grain merchandiser for Northern Ag Service, Inc., West Union, Iowa in charge of grain merchandising  for the company from 2001 until 2011.  Mr. Strong originated and sold grain for four of the company's locations across the Midwest along with managing the company's overall futures position.  Prior to that time, Mr. Strong was a self employed farmer.  Mr. Strong  is anticipated to continue as our commodity manager until the earlier of his resignation, death, disqualification or removal by the Board.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

We believe that our compensation policies and procedures are reasonable based on the size and complexity of the Company and are strongly aligned with the long-term interests of our members. Congress passed a law several years ago that requires publicly reporting companies to present their members the opportunity to provide an advisory vote on the Company's executive compensation program. We urge you to read the "EXECUTIVE COMPENSATION" section of this proxy statement, including the Company's Compensation Discussion and Analysis section, for details on the Company's executive compensation, including the Company's compensation philosophy and objectives and the 2013 compensation of our executive officers. This advisory member vote, commonly known as "Say-on-Pay," gives you as a member the opportunity to endorse or not endorse our executive officer compensation program and policies through the following resolution:

"RESOLVED, that the members endorse the compensation of the Company's executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained under the caption "EXECUTIVE COMPENSATION" of this proxy statement."

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements. We believe the "Say-on-Pay" proposal demonstrates our commitment to achieving a high level of total return for our members.

This proposal will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal, regardless of whether any alternative receives a vote from a majority of the units represented at the 2014 Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ENDORSEMENT OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES, THE PROXIES WILL VOTE FOR THE APPROVAL OF PROPOSAL TWO.

Security Ownership of Certain Beneficial Owners

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person. In addition, unless otherwise indicated, all persons named below can be reached at the following address: Golden Grain Energy, LLC, 1822 43rd Street SW, Mason City, IA 50401.

As of January 3, 2014, the following individuals beneficially owned 5% or more of our outstanding Class A units:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class A Membership Units	Leslie Hansen(1)	1,000,000 Class A Units	5.3%
Class A Membership Units	Ron Fagen(2)	2,000,000 Class A Units	10.5%

(1) Leslie Hansen beneficially owns 1,000,000 Class A units held by Sizzle X, Inc. Leslie Hansen is a director.
(2) Ron Fagen beneficially owns 1,000,000 of his Class A units through his control of Fagen, Inc.

As of January 3, 2014, the following individuals beneficially owned 5% or more of our outstanding Class B units:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class B Membership Units	Jim Boeding(1)	50,000 Class B Units	5.4%
Class B Membership Units	Walter Wendland(2)	55,000 Class B Units	6.0%

(1) Jim Boeding is a director of the Company.
(2) Walter Wendland beneficially owns the units held by Wendland Investments, Inc. Walter Wendland is our President and Chief Executive Officer. Mr. Wendland shares voting and investment power with respect to these 55,000 Class B Units with his spouse.

Security Ownership of Management

As of January 3, 2014, members of the Board and executive officers beneficially owned Class A membership units as follows:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class A Membership Units	Jim Boeding, Director	61,000	*
Class A Membership Units	Marion Cagley,(1) Director Nominee	38,000	*
Class A Membership Units	Jerry Calease, Director Nominee	60,000	*
Class A Membership Units	Leslie Hansen,(2) Director	1,000,000	5.3%
Class A Membership Units	Ed Hatten, Former Director	—	*
Class A Membership Units	Chad Kuhlers,(3) COO	12,166	*
Class A Membership Units	Stan Laures,(4) Secretary and Director	130,000	*
Class A Membership Units	Duane Lynch, Director	100,000	*
Class A Membership Units	Christine Marchand,(5) CFO	12,167	*
Class A Membership Units	Dave Reinhart, Director	—	*
Class A Membership Units	Steve Retterath,(6) Former Director	—	*
Class A Membership Units	Roger Shaffer,(7) Director	25,000	*
Class A Membership Units	Dave Sovereign,(8) Chairman and Director	100,000	*
Class A Membership Units	Curt Strong,(9) Commodity Manager	2,500	*
Class A Membership Units	Steve Sukup, (10) Director	400,000	2.1%
Class A Membership Units	Walter Wendland,(11) CEO	220,000	1.2%
TOTAL CLASS A MEMBERSHIP UNITS:		2,160,833	11.4%

(*) Indicates that the membership units owned represent less than 1% of the outstanding Class A units.
(1) Marion Cagley shares investment and voting power with respect to these 38,000 Class A units with his spouse.

(2) Leslie Hansen beneficially owns 1,000,000 Class A units held by Sizzle X, Inc.
(3) Chad Kuhlers beneficially owns the units held by CEK Investments, Inc. Mr. Kuhlers shares voting and investment power with respect to these 12,166 Class A units with his spouse.
(4) Stan Laures owns 65,000 Class A units individually, and beneficially owns 65,000 Class A units that are owned by his spouse. Stan Laures has sole investment and voting power with respect to 65,000 Class A units and shares investment and voting power with respect to the remaining 65,000 Class A units with his spouse.
(5) Christine Marchand beneficially owns the units held by Marchand Investments, Inc. Ms. Marchand shares voting and investment power with respect to these 12,167 Class A units with her spouse.
(6) Steve Retterath sold all of the 4,577,000 Class A units that he beneficially owned effective December 31, 2012.
(7) Roger Shaffer shares voting and investment power with respect to the 25,000 Class A units with his spouse.
(8) Dave Sovereign owns 40,000 Class A units individually, and beneficially owns 60,000 Class A units through DRSG Partnership of which Mr. Sovereign is a partner. Dave Sovereign shares voting and investment power with respect to the 40,000 Class A units with his spouse and with respect to the 60,000 Class A units with the other partners of DRSG Partnership.
(9) Curt Strong beneficially owns the units held by Four Strong Ltd. Mr. Strong shares voting and investment power with respect to these 2,500 Class A units with his spouse.
(10) Steve Sukup owns 245,000 Class A units individually, and beneficially owns 155,000 Class A units with his spouse. Mr. Sukup shares voting and investment power with respect to the 155,000 Class A units with his spouse.
(11) Walter Wendland beneficially owns the units held by Wendland Investments, Inc. Mr. Wendland shares voting and investment power with respect to these 220,000 Class A units with his spouse.

As of January 3, 2014, members of the Board and executive officers beneficially owned Class B membership units as follows:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class B Membership Units	Jim Boeding, Director	50,000	5.4%
Class B Membership Units	Marion Cagley, Director Nominee	20,000	2.2%
Class B Membership Units	Jerry Calease, Director Nominee	20,000	2.2%
Class B Membership Units	Stan Laures, Director	5,000	0.5%
Class B Membership Units	Duane Lynch, Director	20,000	2.2%
Class B Membership Units	Dave Sovereign,(1) Chairman and Director	39,000	4.2%
Class B Membership Units	Walter Wendland,(2) CEO	55,000	6.0%
TOTAL CLASS B MEMBERSHIP UNITS :		209,000	22.7%

(1) Dave Sovereign owns 2,000 Class B units individually and beneficially owns 17,000 Class B units through Mr. Sovereign's part ownership of GDB, LLC and beneficially owns 20,000 Class B units through Mr. Sovereign's part ownership in DRSG Partnership. Dave Sovereign shares investment and voting power with respect to the 2,000 Class B units with his spouse and shares investment and voting power with respect to the 37,000 Class B units with the other owners of GDB, LLC and DRSG Partnership.
(2) Walter Wendland beneficially owns the units held by Wendland Investments, Inc. Mr. Wendland shares voting and investment power with respect to these 55,000 Class B units with his spouse.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

The Board generally meets once per month. The Board held twelve regularly scheduled meetings and two special meetings during the fiscal year ended October 31, 2013. Each director attended at least 75% of the meetings of the Board during the fiscal year ended October 31, 2013.

The Board does not have a formalized process for holders of membership units to send communications to the Board. The Board feels this is reasonable given the accessibility of our directors. Members desiring to communicate with the Board are free to do so by contacting a director. The names of our directors and their phone numbers are listed on the Company's website at www.ggecorn.com/team.htm or are available by calling the Company's office at (641) 423-8525.

The Board does not have a policy with regard to directors' attendance at annual meetings. Last year, all directors, except for Leslie Hansen, attended the Company's annual meeting. Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Director and Nominee Independence

All of our directors are independent, as defined by NASDAQ Rule 5605(a)(2), with the exception of Dave Sovereign due to his relationship with a grain elevator from which the Company purchases corn and miscellaneous materials. All of the director nominees are independent, as defined by NASDAQ Rule 5605(a)(2). In evaluating the independence of our directors and nominees, we considered the following factors: (i) the business relationships of our directors and nominees; (ii) positions our directors and nominees hold with other companies; (iii) family relationships between our directors and nominees and other individuals involved with the Company; (iv) transactions between our directors and nominees and the Company; and (v) compensation arrangements between our directors and the Company.

Board Leadership Structure and Role In Risk Oversight

The Company is managed by a President/Chief Executive Officer that is separate from the Chairman of the Board. The Board has determined that its leadership structure is effective to create checks and balances between the executive officers of the Company and the Board. The Board is actively involved in overseeing all material risks that face the Company, including risks related to changes in commodity prices. The Board administers its oversight functions by reviewing the operations of the Company, by overseeing the executive officers' management of the Company, and through its risk management committee.

Code of Ethics

The Board has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Ethics applies to all of our employees, officers, and directors, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics is available free of charge on written request to Golden Grain Energy, LLC, 1822 43rd Street SW, Mason City, Iowa 50401.

Audit Committee

The Company has a standing audit committee. The purpose of the audit committee is to monitor the integrity of the Company's financial reporting process and systems of internal controls. The audit committee appoints and monitors the independence and qualifications of the Company's independent auditors, monitors the performance of the Company's internal audit function, provides an avenue of communication among the independent auditors, management, and the Board, and prepares an audit committee report to be included in the Company's annual proxy statement.

The audit committee of the Board operates under a charter adopted by the Board in Fall 2004 and updated in January 2007. A copy of the audit committee charter is available on the Company's website at www.ggecorn.com. Under the charter, the audit committee must have at least three members. The Board has appointed Jim Boeding (chairperson), Leslie Hansen, Stan Laures, Roger Shaffer, Dave Sovereign and Steve Sukup to the audit committee. The audit committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, all of our audit committee members are independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2), with the exception of Dave Sovereign due to his relationship with a grain elevator from which the Company purchases corn and miscellaneous materials. However, the Board believes including Mr. Sovereign on the audit committee is reasonable due to the fact that a majority of the audit committee members are independent and the amount of purchases by the Company from Mr. Sovereign's elevator is relatively small compared to the total purchases by the Company of similar products from other elevators. A director would not be independent if they, or a family member, had been employed by the Company at any time during the last three years, accepted any compensation from the Company in excess of $120,000 during the last three years, or was a partner in, or a controlling shareholder or an executive officer of any organization which had extensive business dealings with the Company. Additionally, directors serving on the audit committee must not have participated in the preparation of the financial statements of the Company at any time during the last three years.

The Board has determined that Roger Shaffer qualifies as an audit committee financial expert. Mr. Shaffer is independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2). The audit committee held four meetings during our fiscal year ended October 31, 2013. All of our audit committee members attended at least 75% of the audit committee meetings during our fiscal year ended October 31, 2013.

Audit Committee Report

The audit committee delivered the following report to the Board of the Company on December 20, 2013. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent accountant is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended October 31, 2013. The committee has discussed with McGladrey, LLP, its independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with audit committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee has received and reviewed the written disclosures and the letter to management from McGladrey, LLP, as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountants' independence. The committee has considered whether the provision of services by McGladrey, LLP, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q, are compatible with maintaining McGladrey, LLP's independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended October 31, 2013.

Audit Committee
Jim Boeding, Chair
Leslie Hansen
Steve Sukup
Stan Laures
Roger Shaffer
Dave Sovereign

Independent Registered Public Accounting Firm

The audit committee selected McGladrey, LLP as the independent registered public accountants for the fiscal year November 1, 2013 to October 31, 2014. A representative of McGladrey, LLP is expected to be present at the 2014 Annual Meeting to respond to appropriate questions from the members and will have an opportunity to make a statement if they desire.

Audit Fees

The fees charged by McGladrey, LLP during the last two fiscal years are as follows:

Category	Fiscal Year	Fees
Audit Fees(1)	2013	$82,500
	2012	82,500
Audit-Related Fees	2013	—
	2012	—
Tax Fees	2013	35,678
	2012	36,845
All Other Fees	2013	—
	2012	—
(1) Audit fees also consist of fees billed for audit services in connection with the reviews of the quarterly financial statements and for the audit of the fiscal year-end financial statements, in addition to fees for audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings and engagements.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our audit committee pursuant to the Company's policy requiring such approval. One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our audit committee.

Nominating Committee

The Board appointed Dave Sovereign, Roger Shafer and Stan Laures to the nominating committee for the fiscal year ended October 31, 2013. The nominating committee held one meeting in order to nominate candidates for the 2014 Annual Meeting and each member of the nominating committee attended at least 75% of the committee meetings.

The nominating committee oversees the identification and evaluation of individuals qualified to become directors and recommends to the Board the director nominees for each annual meeting of the members. The major responsibilities of the nominating committee are to:

•	Develop a nomination process for candidates to the Board;

•	Establish criteria and qualifications for membership to the Board;

•	Identify and evaluate potential director nominees;

•	Fill vacancies on the Board; and

•	Recommend nominees to the Board for election or re-election.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

•	Agricultural, business and financial background;

•	Accounting experience;

•	Community or civic involvement;

•	Independence from the Company (i.e. free from any family, material business or professional relationship with the Company);

•	Lack of potential conflicts of interest with the Company;

•	Examples or references that demonstrate a candidate's integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality; and

•
Specific needs of the existing board relative to any particular candidate so that the overall board composition reflects a mix of talents, experience, expertise and perspectives appropriate to the Company's circumstances.

The nominating committee does not operate under a charter. The nominating committee does not have a formalized policy related to diversity on the Board. The nominating committee does not have a policy for receiving nominations for director positions from the Company's members. The Company believes this is reasonable because the Operating Agreement provides a procedure for the members to nominate individuals to stand for election as directors. The nominating committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. However, each member of the nominating committee is independent under the NASDAQ definition of independence, with the exception of Dave Sovereign.

Nominations for the election of directors may be made by any member entitled to vote generally in the election of directors. In accordance with the Company's Operating Agreement, a member desiring to nominate one or more persons for election as a director must provide the Company with written notice of such member's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days before the one year anniversary of the date when the Company's proxy statement was released to members in connection with the previous year's annual meeting.

The notice to the Secretary shall set forth: (a) the name and address of record of the member who intends to make the nomination; (b) a representation that the member is a holder of record of units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (e) such other information regarding each nominee proposed by such member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (f) the consent of each nominee to serve as a director of the Company if so elected; and (g) a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding membership units and clearly setting forth the proposed nominee as a candidate for the director's seat to be filled at the next election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

The Company solicited nominations for individuals to stand for election at the 2014 Annual Meeting by sending out a notice in November 2013 which was distributed to all members. The Company, through the nominating committee, received no nominees other than the incumbent directors running for re-election to stand for election to the Board at the 2014 Annual Meeting. The nominating committee selected both incumbent nominees to stand for election at the 2014 Annual Meeting.

Compensation Committees

Leslie Hansen (chairperson), Dave Sovereign and Steve Sukup sit on our executive compensation committee and Marion Cagley, Jerry Calease, Duane Lynch (chairperson) and Dave Reinhart sit on our director compensation committee. Each of compensation committees held one meeting during our 2013 fiscal year. Each member of the executive compensation committee is independent under the NASDAQ definition of independence, with the exception of Dave Sovereign. Each member of the director compensation committee is independent under the NASDAQ definition of independence. The compensation committees do not operate under a charter. Each of the compensation committees held one meeting for the 2013 fiscal year and each member of the compensation committee attended at least 75% of the committee meetings.

For additional information on the responsibilities and activities of the compensation committees, including the process for determining executive compensation; see the section of this proxy statement entitled "Compensation Discussion and Analysis."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No family relationships currently exist between any of the directors, nominees, officers, or key employees of the Company.

We have engaged in several transactions with related parties. The details of these transactions are discussed below.

Steve Eastman, Ron Pumphrey and Dave Sovereign (Director)

Steve Eastman manages a grain elevator from which the Company had purchases of corn and miscellaneous materials of approximately $3,685,000 during our 2013 fiscal year. Ron Pumphrey manages a grain elevator from which the Company had purchases of corn and miscellaneous materials of approximately $61,806,000 during our 2013 fiscal year. Mr. Eastman and Mr. Pumphrey serve on our Risk Management Committee. Dave Sovereign is an owner of a grain elevator from which the Company had purchases of corn and miscellaneous materials of approximately $81,000 during our 2013 fiscal year. The Company could not determine the amount of each related party's individual interest in the transactions listed above without unreasonable expense. The Company believes that these purchases from the various grain elevators were on terms no less favorable than the Company could have received from independent third parties.

The Board reviews all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest. The Company's Operating Agreement includes a written policy that requires that any such related transaction be made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party. Further, our Operating Agreement requires our directors to disclose any potential financial interest in any transaction being considered by the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Throughout this proxy statement, the individuals who served as our Chief Executive Office, Chief Financial Officer, Chief Operating Officer and Commodity Manager are referred to as the "executive officers" or "executives."

The executive compensation committee of the Board has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives. The executive compensation committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Chief Executive Officer are similar in form to the compensation and benefits provided to our other executive officers.

The executive compensation committee:

(1)	establishes and administers a compensation policy for senior management;

(2)	reviews and approves the compensation policy for all or our employees other than senior management;

(3)	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(4)	reviews and monitors our succession plans;

(5)	approves awards to employees pursuant to our incentive compensation plans; and

(6)	approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the committee's actions are reported to the Board and, where appropriate, submitted to the Board for ratification. In determining the Chief Executive Officer's compensation, the committee considers evaluations prepared by the directors. From time to time, the compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for lower executive officers, including the Company's Chief Financial Officer, Chief Operating Officer and Commodity Manager, or to fulfill administrative duties.

In setting compensation, the executive compensation committee took into account the member vote at our 2011 Annual Member Meeting called the "Say-on-Pay," where the Company's members overwhelming voted to endorse the Company's system of compensating its executive officers. After this year's vote, the next "Say-on-Pay" vote will be conducted at the Company's 2017 Annual Member Meeting when the members will be asked to recommend how frequently they would like to provide the Say-on-Pay vote.

Compensation Philosophy and Objectives

Our compensation programs are designed to achieve the following objectives:

•	Attract, retain and motivate highly qualified and talented executives who will contribute to the Company's success by reason of their ability, ingenuity and industry;

•	Link compensation realized to the achievement of the Company's short and long-term financial and strategic goals;

•	Align management and member interests by encouraging long-term member value creation;

•	Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and

•	Support important corporate governance principles and comply with best practices.

To achieve these objectives, the executive compensation committee expects to implement and maintain compensation plans that tie a portion of the executives' overall compensation to the Company's financial performance.

Executive Compensation Committee Procedures

The executive compensation committee of the Board is responsible for determining the nature and amount of compensation for the Company's executive officers. In our 2013 fiscal year, the executive compensation committee consisted of three non-employee directors: Leslie Hansen (Chairperson), Steve Sukup and Dave Sovereign.

The executive compensation committee receives input from the Chief Executive Officer on the personal performance achievements of the executives and management employees who report to him. This individual performance assessment determines a portion of the annual compensation for each executive. In addition, the Chief Executive Officer provides input on salary increases, incentive compensation opportunities, and long-term incentive grants for the executives and management employees who report to him, which the committee considers when making executive compensation decisions.

The executive compensation committee does its own performance review of the Chief Executive Officer, and discusses the performance review with the Board. The executive compensation committee annually evaluates the performance of our Chief Executive Officer in light of the goals and objectives of the Company's executive compensation plans, and determines and approves, or recommends to the Board for its approval, the Chief Executive Officer's compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer's compensation, the executive compensation committee will consider all relevant factors, including the Company's performance, the value of similar awards to chief executive officers of comparable companies, and the awards given to the Chief Executive Officer of the Company in past years. The Chief Executive Officer is not present at either executive compensation committee or board level deliberations concerning his compensation.

From time to time, the executive compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for lower executive officers, including the Company's Chief Financial Officer, Chief Operating Officer and Commodity Manager or to fulfill administrative duties.

Compensation Components

Base Salary

Base salaries for our executive officers are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Net Income Bonus

Cash Bonus and Phantom Unit Bonus

In addition to the base salaries, the Board approved a bonus payable to our executive officers and certain key management employees. For our 2013 fiscal year, the bonus was paid to our Chief Executive Officer, Walter Wendland, our Chief Financial Officer, Christine Marchand, our Chief Operating Officer, Chad Kuhlers, and our Commodity Manager, Curt Strong. The amount of the bonus is 1% of our net income for the fiscal year as determined by our audited financial statements. One-third of the net income bonus is paid in cash and is divided equally between our executive officers. The remaining two-thirds of the net income bonus is paid in the form of phantom units that vest over a five year period or immediately after seven years of continuous employment with the Company. The phantom units are allocated to our executive officers in accordance to the recommendation of the executive compensation committee. The Company believes that the net income bonus is reasonable as it ties the bonus paid to the executive officers to the financial success of the Company and is easily quantified by the Company.

For our fiscal year ended October 31, 2013, the Company had net income of approximately $14.2 million. One percent of the Company's net income for the 2013 fiscal year equals approximately $143,000. For fiscal year 2013, the net income bonus was paid as follows: approximately $48,000 in cash and approximately $95,000 in phantom units. The phantom units were valued at a price set by the executive compensation committee which evaluates both the weighted average exchange price of the Company's actual units on its qualified matching service bulletin board and the book value of membership units. The valuation price of the phantom units for fiscal year 2013 was $4.92 per phantom unit which is the book value of a unit at the end of the 2013 fiscal year. Accordingly, we issued a total of 19,380 phantom units in fiscal year 2013 as compared to 10,530 phantom units issued in fiscal year 2012.

Cash Bonus

For our 2013 fiscal year, the total amount of the cash bonus was $47,680. Each of our four executive officers received a cash bonus of $11,920. For our 2012 fiscal year, the total cash bonus was approximately $22,111, with the four executive officers who participated at that time each receiving $5,528 in a cash bonus. The Company had more net income during our 2013 fiscal year as compared to the same period of 2012. The net income bonus aligns the goals of management with the long and short term financial goals of the Company, namely to maximize net income.

Phantom Units

In addition to the cash bonus, each of the executive officers receives two-thirds of the net income bonus in the form of phantom units. The phantom units are allocated to each of our executive officers in accordance to the recommendation of the executive compensation committee. The phantom units are not membership units and do not constitute equity interests or any other ownership interest in the Company. Holders of phantom units are paid 60% per unit of any distribution made to Class A or Class B unit-holders.

The face value and benefits of distributions of the phantom units vest over a period of five years or after seven years of full-time continuous employment with the Company based on the issue date of the phantom units. After three years, 50% of the face value of the phantom units vests. After four years, 75% of the face value of the phantom units vests. After five years, 100% of the face value of the phantom units vests. Once the holder of the phantom units has seven years of full-time continuous employment with the Company, the phantom units vest immediately. If a change in control of the Company should occur, all outstanding phantom units immediately vest. Holders of vested phantom units receive the cash value of the phantom units at the time they vest and the phantom units are retired. The Company believes that the phantom units further align the goals of management and the members in that, as distributions are paid and the value of the actual units increase, management is rewarded financially. Further, due to the vesting provisions of the phantom units, it encourages retention of our executive officers and key management employees. Also, the phantom units are not actual equity units of the Company and therefore do not lead to dilution of the members' voting and financial interests in the Company.

Benefits and Perquisites

We do not provide any material executive perquisites. We have no supplemental retirement plans or pension plans and we have no intentions of implementing any such plans in our 2014 fiscal year.

No Pension Benefit Plan, Change of Control or Severance Agreements

We offer no pension benefit plans to our executive officers. Our executive officers do not have change of control or severance agreements, which means the Board retains discretion over severance arrangements if it decides to terminate their employment. However, if we were to experience a change in control, any un-vested phantom unit awards would immediately vest.

Accounting and Tax Treatment of Awards

None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this level in the foreseeable future.

Executive Compensation Committee Report

The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the executive compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

    Executive Compensation Committee
Leslie Hansen, Chair
Dave Sovereign
Steve Sukup

Compensation Committee Interlocks and Insider Participation

None of the members of the executive compensation committee is or has been an employee of the Company. There are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of our executive officers.

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last three fiscal years to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Commodity Manager. As of October 31, 2013, none of our directors or executive officers had any options, warrants, or other similar rights to purchase securities of the Company.

		Annual Compensation		Long Term Compensation Awards
Name and Position	Fiscal Year	Salary	Bonus	Restricted Stock Awards(1)	Total Compensation
Walter Wendland, CEO	2013	$218,876	$11,920	$19,213	$250,009
	2012	217,649	5,528	9,030	232,207
	2011	207,212	11,288	19,423	237,923
Christine Marchand, CFO	2013	86,106	11,920	16,236	114,262
	2012	87,981	5,528	7,602	101,111
	2011	68,231	11,288	12,613	92,132
Chad Kuhlers, COO	2013	215,300	11,920	37,786	265,006
	2012	214,089	5,528	17,724	237,341
	2011	208,231	11,288	38,205	257,724
Curt Strong,	2013	124,846	11,920	22,115	158,881
Commodity Manager(2)	2012	118,077	5,528	9,870	133,475
	2011	—	—	—	—

(1) The restricted stock awards represent "phantom units" that are not membership units in the Company. The face value and allocable distributions of these phantom units vest over a period of five years, with 50% vesting after three years, 75% vesting after four years, and 100% vesting after the lesser of five years from the date the award was issued or seven years of continuous employment with the Company.
(2) Curt Strong was hired in October 2011.

Grant of Plan-Based Awards

The table below represents awards of phantom units to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Commodity Manager that occurred during our 2013 fiscal year. The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

		Unit Awards
Name	Grant Date(1)	Number of Units(2)	Grant Date Fair Market Value of Unit Awards(3)
Walter Wendland, CEO	October 31, 2013	3,905	$19,213
Christine Marchand, CFO	October 31, 2013	3,300	16,236
Chad Kuhlers, COO	October 31, 2013	7,680	37,786
Curt Strong, Commodity Manager	October 31, 2013	4,495	22,115

(1) The phantom units were granted on October 31, 2013, based on the Company's net income for its fiscal year ended October 31, 2013.
(2) Represents phantom units awarded pursuant to our phantom unit plan. The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.
(3) The market value of our phantom units is determined by the executive compensation committee which considers the weighted average sales price of the Company's units exchanged through the Company's bulletin board trading system and the book value per membership unit for the 2013 fiscal year.

Outstanding Equity Awards at Fiscal Year-End

The table below represents the outstanding phantom units awarded by the Company to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Commodity Manager that have not yet vested as of October 31, 2013 (including the units that were granted on October 31, 2013) and the market value of these phantom units. The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

Name	Number of Phantom Units That Have Not Vested(1)	Market Value of Phantom Units That Have Not Vested(2)
Walter Wendland, CEO(3)	—	$—
Christine Marchand, CFO(4)	—	—
Chad Kuhlers, COO(5)	—	—
Curt Strong, Commodity Manager(6)	7,215	35,498

(1) Represents phantom units awarded pursuant to our phantom unit plan. The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.
(2) The market value of our phantom units is determined by the executive compensation committee which considers the weighted average sales price of the Company's units exchanged through the Company's bulletin board trading system and the book value per membership unit for the 2013 fiscal year.
(3) Mr. Wendland's phantom units immediately vest due to the fact that he has been employed by the Company for a period in excess of seven years.
(4) Ms. Marchand's phantom units immediately vest due to the fact that she has been employed by the Company for a period in excess of seven years.
(5) Mr. Kuhlers's phantom units immediately vest due to the fact that he has been employed by the Company for a period in excess of seven years.
(6) Mr. Strong's phantom units are scheduled to vest as follows: 185 units in October 2014; 1,268 units in October 2015; 2,928 units in October 2016, 1,711 units in October 2017 and 1,123 units in October 2018.

Option Exercises and Stock Vested

The table below represents the number of phantom units awarded by the Company to our Chief Executive Officer, Chief Financial Officer, Chief Operations Officer and our Commodity Manager that fully vested during the 2013 fiscal year and the market value of these phantom units that have vested. The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

	Phantom Unit Awards
Name	Number of Phantom Units Acquired on Vesting(1)	Value Realized on Vesting(2)
Walter Wendland, CEO	3,905	$19,213
Christine Marchand, CFO	14,840	73,013
Chad Kuhlers, COO	7,680	37,786

(1) Represents phantom units awarded pursuant to our phantom unit plan. The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.
(2) The market value of our phantom units is determined by the executive compensation committee which considers the weighted average sales price of the Company's units exchanged through the Company's bulletin board trading system and the book value per membership unit for the 2013 fiscal year.

DIRECTOR COMPENSATION

Director Compensation Committee

Marion Cagley, Jerry Calease, Duane Lynch and Dave Reinhart sit on our director compensation committee. Each member of the director compensation committee is independent under the NASDAQ definition of independence. The director compensation committee does not operate under a charter. The director compensation committee has direct responsibility with respect to the compensation of members of the Board. The director compensation committee has the overall responsibility for approving and evaluating the Company's director compensation plans, policies and programs. The director compensation committee held one meeting during the fiscal year ended October 31, 2013. All of the director compensation committee's actions are reported to the Board and, where appropriate, submitted to the Board for ratification.

Our directors are compensated based on the number of board or committee meetings they attend and are reimbursed for certain out of pocket expenses. Directors receive $1,000 for each board meeting they attend in person and $800 for each board meeting they attend by conference call. The chairman of the Board receives $1,200 per board meeting attended. In addition, board members receive $500 for each half day meeting they attend, and $1,000 for each full day meeting they attend, including planning and committee meetings. Members of our risk management committee receive $250 per month for their participation in weekly conference calls and members of our public relations committee receive $600 per quarter for their involvement in public relations committee meetings with the chairperson receiving $1,000 per quarter. The table below shows the compensation paid to each of our directors for the fiscal year ended October 31, 2013.

DIRECTOR COMPENSATION

		Annual Compensation
Name	Fiscal Year	Fees Earned or Paid in Cash	All Other Compensation	Total Compensation
Jim Boeding	2013	$14,700	$—	$14,700
Marion Cagley	2013	15,200	—	15,200
Jerry Calease	2013	17,000	—	17,000
Leslie Hansen	2013	12,200	—	12,200
Ed Hatten(1)	2013	—	—	—
Stan Laures	2013	13,300	—	13,300
Duane Lynch	2013	16,100	—	16,100
Dave Reinhart	2013	16,300	—	16,300
Steve Retterath(2)	2013	—	—	—
Roger Shaffer	2013	14,200	—	14,200
Dave Sovereign	2013	25,800	—	25,800
Steve Sukup	2013	12,900	—	12,900

(1) Mr. Hatten resigned from the Board effective December 31, 2012.
(2) Mr. Retterath resigned from the Board effective December 31, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and directors, all Section 16(a) filing requirements were complied with during the fiscal year ended October 31, 2013 except for one transaction filed on Form 4 which was filed one day late by Dave Sovereign.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company's annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended October 31, 2013, accompanies this proxy statement.

These proxy materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. The Company will provide each member solicited a printed or e-mail copy of the Proxy Statement, Proxy Card and Annual Report on Form 10-K without charge within three business days of receiving a written request. Members should direct any requests for a printed or e-mail copy of the proxy materials as follows: (i) by calling our office at (641) 423-8525 or toll free at (888) 443-2676; (ii) by written request to Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401; (iii) by e-mail at info@ggecorn.com; or (iv) on our website at http://www.goldengrainenergy.com, on or before February 14, 2014 to facilitate timely delivery. The Company will provide each member solicited a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees. The 2013 Annual Report on Form 10-K complete with exhibits and Proxy Statement are also available from the SEC at 6432 General Green

Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC's internet site (www.sec.gov).

The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. The rule allows the Company to send a single Notice of Internet Availability of Proxy Materials to any household at which two or more members reside unless the Company has received contrary instructions from one or more member(s). This practice, known as "householding," is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs. Each member will continue to receive a separate proxy card. If you wish to receive a separate Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company by telephone at (641) 423-8525; by e-mail at info@ggecorn.com; or by written request at Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401 and the Company will promptly send you a separate Notice of Internet Availability of Proxy Materials. If members of your household receive multiple copies of our Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company by telephone at (641) 423-8525 or by written request at Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401.

Golden Grain Energy, LLC 2014 Annual Meeting - Monday, February 24, 2014
For Unit Holders as of January 3, 2014. Proxy Solicited on Behalf of the Board of Directors

PROPOSAL ONE: ELECTION OF TWO DIRECTORS
**You may vote for TWO nominees**

Nominee	For	Withhold/Abstain
Marion Cagley	☐	☐
Jerry Calease	☐	☐

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

For	Against	Abstain
☐	☐	☐

By signing this proxy card, you appoint Steve Sukup and Dave Reinhart, jointly and severally, each with full power of substitution, as proxies to represent you at the 2014 Annual Meeting of the members to be held on Monday, February 24, 2014, and at any adjournment thereof, on any matters coming before the meeting. Please specify your choice by marking the appropriate box above. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be RECEIVED by the Company by 5:00 p.m. on Friday, February 21, 2014. This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the 2014 Annual Meeting. If you do not mark any boxes, your units will be voted FOR the incumbents Marion Cagley and Jerry Calease and FOR Proposal Two — Say-On-Pay. If you choose only one nominee, then the proxies will vote your units only for the nominee you chose. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD/ABSTAIN for a candidate, or FOR and AGAINST a proposal your votes will not be counted with respect to the director candidate or the proposal for which you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2014 Annual Meeting.

Signature:	Joint Owner Signature:
Print Name:	Print Name:
Date:	Date:
Units Owned:

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ABOVE. JOINT OWNERS MUST BOTH SIGN.